Exhibit 23.17

CONSENT

To:Ivanhoe Electric Inc. (the “Company”)

Re:Registration Statement on Form S-1 of the Company (the “Company”)

I, Daniel M. Gagnon of DRA Global, am an author of the Canadian NI 43-101 Technical Report titled “ Preliminary Economic Assessment – Samapleu Project” with an effective date of May 22 2019 (the “Expert Report”) originally prepared for Sama Resources Inc.

I understand that the Company wishes to make reference to my name and the Expert Report in its Registration Statement on Form S-1 (the “Registration Statement”) filed in connection with an offering by certain of the Company’s stockholders. I further understand that the Company wishes to use extracts and/or information from, the Expert Report in the Registration Statement related to the Samapleu Project (the “Project”). I have been provided with a copy of the Registration Statement, and have reviewed the proposed disclosure identified above.

Accordingly, in respect of the Registration Statement, I do hereby consent to:

•

the use of, and references to, my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission);

•	the use of, and references to, the Expert Report in the Registration Statement; and
•

the use, in the Registration Statement, of extracts and information from the Expert Report, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me (“Undersigned’s Information”).

I confirm that where my work involved a mineral resource or mineral reserve estimate, such estimates comply with the requirements for mineral resource and mineral reserve estimation under Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission.

Dated: December 23, 2022

By:	/s/ Daniel M. Gagnon
	Name:	Daniel M. Gagnon
	Title:	VP Mining, Geology – DRA Global